Exhibit 99.1

FOR IMMEDIATE RELEASE

October 22, 2020

Codorus Valley Bancorp, Inc.

 Reports Third Quarter 2020 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), collectively referred to as the Company, today announced net income of $3.6 million or $0.37 per share basic and diluted, for the quarter ended September 30, 2020, as compared to net income of $5.2 million or $0.53 per share basic and $0.52 per share diluted, for the quarter ended September 30, 2019. For the first nine months of 2020, net income was $3.7 million or $0.38 per share basic and diluted, compared to $14.2 million or $1.43 per share basic and $1.42 per share diluted, for the first nine months of 2019.

“Earnings for the third quarter 2020 were adversely affected by an increase in the provision for loan and lease losses associated with the COVID-19 pandemic and a lower net interest margin due to actions earlier this year by the Federal Reserve Board of Governors,” stated Larry J. Miller, Chairman, President/CEO. “Non-interest income has increased by 22% over last year, predominately due to higher volumes of mortgages which are being originated and then sold to the secondary market. All Financial Centers and retirement community office drive-thru and lobbies are open to serve clients with additional safety measures,” added Miller.

The Corporation’s net interest income for the three months ended September 30, 2020 was $15.0 million, a decrease of $1.0 million or 6.4 percent when compared to the net interest income of $16.0 million for the same period in 2019. For the nine months ended September 30, 2020, net interest income was $45.2 million, reflecting a decrease of $2.5 million or 5.3 percent compared to $47.8 million for the nine months ended September 30, 2019. The Corporation’s tax-equivalent net interest margin (NIM) was 3.17 percent for the nine months ended September 30, 2020, compared to the tax-equivalent NIM of 3.68 percent for the same period in 2019. A major component of the reduction in the net interest margin were the actions taken by the Federal Reserve Board lowering benchmark interest rates 150 basis points during this period.

The provision for loan losses for the three months ended September 30, 2020 was $1.9 million compared to no provision for the same period in 2019. For the nine months ended September 30, 2020, the provision for loan losses was $13.9 million compared to $2.2 million for the first nine months of 2019. The increased provision expense was attributed primarily to the partial charge off arising from four distinct commercial lending relationships and the related impact to the historical loss portion of the allowance for loan losses. In addition, changes in the external environment created by COVID-19 caused Management to increase the qualitative factors for certain loan segments in the allowance for loan loss analysis, which resulted in additional provision for loan losses in the quarter. The Corporation’s nonperforming assets ratio was 1.29 percent as of September 30, 2020, a decrease from the nonperforming assets ratio as of September 30, 2019 of 2.26 percent. As of September 30, 2020, management believes the allowance for loan losses is adequate, however, changing economic conditions associated with the COVID-19 pandemic may require future adjustments.

Noninterest income for the third quarter 2020 was $4.2 million, an increase of $771,000 or 22.2 percent, as compared to noninterest income of $3.5 million for the third quarter 2019 primarily due to gains on the sale of mortgage loans. For the first nine months of 2020, noninterest income was $11.2 million, an increase of $864,000 or 8.4 percent, as compared to noninterest income of $10.3 million for the first nine months of 2019.

Noninterest expense was $12.6 million for the third quarter 2020, a decrease of $222,000, or 1.7 percent, as compared to noninterest expense of $12.8 million for the third quarter 2019. For the first nine months of 2020, noninterest expense totaled $38.1 million, an increase of $162,000 or 0.4 percent compared to $37.9 million for the first nine months of 2019.

Income tax expense for the quarter ended September 30, 2020 was $1.0 million compared to $1.4 million for the same period in 2019. Income tax expense for the nine months ended September 30, 2020 was $772,000 compared to $3.8 million for the same period in 2019.

Dividend Declared

As recently announced, on October 13, 2020, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.10 per share, payable on November 10, 2020 to shareholders of record at the close of business on October 27, 2020. The payment of this $0.10 per share cash dividend is equal to the per share cash dividend paid in the immediate prior quarter, and a six-cents per share decrease from the $0.16 per share cash dividend that was paid for the six quarters prior, respectively.

COVID – 19 Pandemic

During the third quarter, many businesses and schools found paths to re-open and operate under a “new normal” while following state and national guidelines to mitigate the spread of the virus. COVID-19 cases in the Company’s Pennsylvania and Maryland markets were relatively steady throughout the third quarter.

The PeoplesBank Crisis Management Team continues to monitor the situation and is meeting bi-weekly to manage the changing dynamics of COVID-19.

In addition to the virus, social unrest has had an occasional impact in some of the Company’s local urban markets. This has precipitated the need to reinforce security protocols and asset management practices.

Associates

Approximately 40 percent of the Company’s associates continue to work off-premise. A phased approach and a comprehensive plan to safely return associates working remotely has been developed, and will be implemented as the number of COVID-19 cases decline. At the time of this release, two client-facing associates have tested positive for COVID-19 since the start of the pandemic. A detailed protocol for safeguarding the safety of associates and clients has been followed, including notifying clients who may have come into contact with an associate who has tested positive.

Re-Opening

By late September, the final five Financial Center lobbies re-opened. At the time of this release, all Financial Centers are operating with normal drive-thru hours and modified lobby hours. Additional lobby protocols including the use of a lobby manager to screen and limit the number of clients within the lobby continue.

All Retirement Community Office lobbies also remain open by appointment only with several modifications to ensure the safety of clients and associates. Three Loan Production Offices (Hanover, Centerville, and Bel Air) remain closed.

Client Hardship

PeoplesBank continues to responsibly and prudently extend credit to qualified borrowers. As of September 30th, PeoplesBank has processed approximately 1,329 SBA Paycheck Protection Program (PPP) loans totaling $181.9 million. The majority of these loans (83 percent) were supporting small businesses with loan amounts below $150,000. PeoplesBank offered several free PPP Forgiveness webinars in the third quarter tailored specifically for PPP borrowers to provide an overview of the PPP forgiveness process.

Other News

The Company is finalizing the rollout of phase one of a new commercial loan origination system in the fourth quarter. This new system will also serve as the backbone for PeoplesBank’s companywide CRM (Customer Relationship Management) system in the future.

The Mortgage department reached its annual 2020 performance goals during the third quarter with a record-breaking number of mortgage refinances. The recent implementation of e-signatures and the ability to upload documents online has made the mortgage process seamless for clients and has increased staff productivity.

The Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: the recent and continuing coronavirus (COVID-19) pandemic which poses risks and may harm the Corporation’s business and results of operations in future quarters, credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2019 Form 10-K and 2020 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller	Larry D. Pickett, CPA
Chairman, President and CEO	Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.
Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Interest income	$18,411	$21,466	$57,438	$63,877
Interest expense	3,430	5,453	12,190	16,090
Net interest income	14,981	16,013	45,248	47,787
Provision for loan losses	1,930	0	13,915	2,250
Noninterest income	4,244	3,473	11,202	10,338
Noninterest expense	12,629	12,851	38,078	37,916
Income before income taxes	4,666	6,635	4,457	17,959
Provision for income taxes	1,042	1,432	772	3,806
Net income	$3,624	$5,203	$3,685	$14,153
Basic earnings per share	$0.37	$0.53	$0.38	$1.43
Diluted earnings per share	$0.37	$0.52	$0.38	$1.42

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	September 30,	December 31,	September 30,
	2020	2019	2019
Cash and short term investments	$241,509	$131,591	$127,346
Investment securities	200,389	164,226	167,469
Loans	1,588,828	1,516,938	1,500,391
Allowance for loan losses	(20,909)	(21,066)	(21,164)
Net loans	1,567,919	1,495,872	1,479,227
Premises and equipment, net	25,785	25,967	26,782
Operating leases right-of-use assets	2,534	3,021	2,408
Goodwill	2,301	2,301	2,301
Other assets	68,534	63,567	63,863
Total assets	$2,108,971	$1,886,545	$1,869,396

Deposits	$1,845,873	$1,590,564	$1,560,024
Borrowed funds	55,922	89,557	105,588
Operating leases liability	2,669	3,184	2,579
Other liabilities	10,246	12,072	11,832
Shareholders' equity	194,261	191,168	189,373
Total liabilities and shareholders' equity	$2,108,971	$1,886,545	$1,869,396

Codorus Valley Bancorp, Inc.
Financial Highlights

Selected Financial Data (Unaudited)

			Quarterly			Year-to-Date
	2020	2020	2020	2019	2019	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2020	2019
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income (loss)	$3,624	$3,050	$(2,989)	$4,494	$5,203	$3,685	$14,153
Basic earnings (loss) per share	$0.37	$0.31	$(0.31)	$0.46	$0.53	$0.38	$1.43
Diluted earnings (loss) per share	$0.37	$0.31	$(0.31)	$0.46	$0.52	$0.38	$1.42
Cash dividends paid per share	$0.100	$0.160	$0.160	$0.152	$0.152	$0.420	$0.456
Tangible book value per share (2)	$19.60	$19.36	$19.18	$19.36	$19.10	$19.60	$19.10
Book value per share	$19.83	$19.60	$19.42	$19.59	$19.33	$19.83	$19.33
Average shares outstanding	9,792	9,770	9,759	9,741	9,860	9,774	9,904
Average diluted shares outstanding	9,814	9,794	9,813	9,803	9,923	9,803	9,971

Performance Ratios (%)
Return (loss) on average assets (3)	0.70	0.59	(0.63)	0.96	1.12	0.24	1.03
Return (loss) on average equity (3)	7.47	6.37	(6.15)	9.43	10.98	2.54	10.17
Net interest margin (4)	3.02	3.07	3.44	3.61	3.60	3.17	3.68
Efficiency ratio (5)	65.27	65.52	70.42	69.50	65.48	67.07	64.72
Net overhead ratio (3)(6)	1.61	1.68	2.09	2.18	2.01	1.78	2.00

Asset Quality Ratios (%)
Net loan charge-offs to average loans (3)	0.52	1.09	2.04	0.08	0.00	1.20	0.02
Allowance for loan losses to total loans (7)	1.33	1.31	1.55	1.40	1.42	1.33	1.42
Nonperforming assets to total loans
and foreclosed real estate	1.29	1.31	1.97	1.72	2.26	1.29	2.26

Capital Ratios (%)
Average equity to average assets	9.31	9.30	10.23	10.17	10.16	9.59	10.11
Tier 1 leverage capital ratio	9.51	9.50	10.18	10.55	10.50	9.51	10.50
Common equity Tier 1 capital ratio	13.20	12.85	12.24	12.45	12.33	13.20	12.33
Tier 1 risk-based capital ratio	13.90	13.55	12.91	13.11	13.00	13.90	13.00
Total risk-based capital ratio	15.15	14.80	14.17	14.36	14.25	15.15	14.25

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) noninterest expense less noninterest income as a percentage of average assets

(7) excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

	2020	2020	2020	2019	2019
(in thousands, except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Total Shareholders' Equity	$194,261	$191,835	$189,596	$191,168	$189,373
Less: Preferred Stock	0	0	0	0	0
Less: Goodwill and Other Intangible Assets	(2,309)	(2,310)	(2,311)	(2,312)	(2,313)
Tangible Shareholders' Equity	$191,952	$189,525	$187,285	$188,856	$187,060

Common Shares Outstanding	9,795	9,788	9,764	9,756	9,794
Book Value Per Share	$19.83	$19.60	$19.42	$19.59	$19.33

Book Value Per Share	$19.83	$19.60	$19.42	$19.59	$19.33
Effect of Intangible Assets	(0.23)	(0.24)	(0.24)	(0.23)	(0.23)
Tangible Book Value Per Share	$19.60	$19.36	$19.18	$19.36	$19.10

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.